23 October 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC

U.S.A. 20549

Dear Sirs:

We have read Item 4 included in the Form 8-K dated 23 October 2003 of Neutron Enterprises, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

STALEY, OKADA & PARTNERS

"Dean Larocque"

per Dean Larocque, C.A.

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